PROSPECTUS SUPPLEMENT                                 Registration No. 333-16591
                                                          Filed Pursuant to Rule
                                                       424(b)(3) and Rule 424(c)


                           LOGIC DEVICES INCORPORATED

                 Supplement To Prospectus dated January 8, 1997
                  as supplemented by the Prospectus Supplements
             dated June 8, 1999, February 4, 2000 and March 8, 2000

                             Shares of Common Stock

                              SELLING SHAREHOLDERS

         On February 7, 2000, CIBC Trust Company (Bahamas) Limited, as Trustee, exercised in full its warrant to purchase 100,000 shares from us by paying $146,875 in the aggregate. The resale of these shares is covered by this prospectus. From March 9, 2000 through March 27, 2000, CIBC Trust Company (Bahamas) Limited, as Trustee, sold an aggregate of 100,000 shares in open market transactions through a registered broker-dealer. Following these sales, no shares owned by CIBC Trust Company (Bahamas) Limited are covered by this prospectus.

         On March 8, 2000, Windy City, Inc. sold an aggregate of 10,000 shares in open market transactions through a registered broker-dealer. Following these sales, 315,100 shares owned by Windy City, Inc. are covered by this prospectus.

         On March 8, 2000, BRT Partnership sold an aggregate of 10,000 shares in open market transactions through a registered broker-dealer. Following these sales, 160,000 shares owned by BRT Partnership are covered by this prospectus.

            The date of this Prospectus Supplement is March 27, 2000.